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                                  Exhibit 24.1

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Scott T. Macomber and Robert W. Horner III or either of them, her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities to sign a registration statement on Form S-3, and all amendments thereto, registering shares of the common stock, par value $.01 per share (the "Common Stock"), of Vitalink Pharmacy Services, Inc. ("Vitalink") issued in connection with the merger (the "Merger") of Home Care Medical Equipment, Inc. with and into Vitalink Subsidiary, Inc., a wholly owned subsidiary of Vitalink, to the Selling Shareholders, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or her substitute or substitutes, may lawfully of or cause to be done by virtue hereof.

                             /s/ Donna L. DeNardo
                             --------------------
                             Donna L. DeNardo

                             Date:  October 20, 1997